PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT-97

PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

Introduction
The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of erroneously awarded incentive-based compensation from covered executive officers in the event the Company is required to prepare an Accounting Restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the "Policy"). This Policy is designed to comply with Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934 (the "Exchange Act") and applicable Nasdaq rules.

Administration
This Policy shall be administered by the Compensation Committee of the Board. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

Covered Executives
This Policy applies to the Company's current and former Section 16 executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act, Item 401(b) of Regulation S-K and the listing standards of the national securities exchange on which the Company's securities are listed ("Covered Executives"). The term “former Section 16 executive officers” means an individual who served in such capacity and received incentive-based compensation during the three (3) completed fiscal year period immediately preceding the date the Company is required to prepare an Accounting Restatement.

Recoupment; Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Board will require reasonably prompt reimbursement or forfeiture of any Excess Incentive Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement. An “Accounting Restatement” is the revision of a previously issued financial statement to reflect the correction of one or more errors that are: (i) material to such financial statement; or (ii) not material to the previously issued financial statement but that would result in a material misstatement if the error was left uncorrected in the current period or the error correction was recognized in the current period. The date on which the Company is required to prepare an Accounting Restatement is the earlier of: (1) the date the Company’s Board concludes or reasonably should have concluded the Company’s previously issued financial statements contain a material error; or (2) the date a court, regulator or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.

Incentive Compensation
For purposes of this Policy, Incentive Compensation means any of the following, provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure (i.e., any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure):

a.Annual bonuses and other short- and long-term cash incentives
b.Stock options
c.Stock appreciation rights
d.Restricted stock
e.Restricted stock units
f.Performance shares
g.Performance units

Financial reporting measures include:
a.Company stock price
b.Total shareholder return
c.Revenues
d.Net income
e.Earnings before interest, taxes, depreciation, and amortization (EBITDA)
f.Funds from operations
g.Liquidity measures such as working capital or operating cash flow
h.Return measures such as return on invested capital or return on assets
i.Earnings measures such as earnings per share
j.Efficiency Ratio

The following types of compensation are not considered incentive-based compensation:
a.Salaries
b.Bonuses paid solely by satisfying subjective standards
c.Non-equity incentive plan awards earned solely by satisfying strategic or operational measures
d.Wholly time-based stock options or other equity awards
e.Discretionary bonuses or other compensation that is paid on a discretionary basis

Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered from Covered Executives in the event of an Accounting Restatement will be the excess of the Incentive Compensation actually paid to the Covered Executive based on the erroneous data over the Incentive Compensation that otherwise would have been paid to the Covered Executive had such compensation been based on the restated results, computed without regard to any taxes paid by the Covered Executive, as determined by the Compensation Committee (“Excess Incentive Compensation”).
If the Compensation Committee cannot determine the amount of Excess Incentive Compensation received by the Covered Executive directly from the information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required by Nasdaq.

PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

Method of Recoupment
The Compensation Committee will determine, in its sole discretion, the method for recouping Excess Incentive Compensation hereunder which may include, without limitation:
(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification
The Company shall not indemnify or insure any Covered Executives against the loss of any Excess Incentive Compensation, including by paying or reimbursing the executive for premiums for any insurance policy covering any potential losses. The Company shall not enter into any agreement or arrangement that exempts any Incentive Compensation from the application of this Policy or that waives the Company’s right to recovery of any Excess Incentive Compensation.

Interpretation
The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

Effective Date
This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date, regardless of whether the Covered Executive was serving in such capacity at the time the Company was required to prepare an Accounting Restatement.

Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by Nasdaq. The Board may terminate this Policy at any time.

Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability
The Board shall promptly recover any Excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of Nasdaq. Examples of impracticability would be where (1) the Board determines, after making a reasonable attempt to recover the Excess Incentive Compensation, that the direct costs of enforcing recovery (e.g., expenses paid to a third party to assist in enforcing this Policy, such as reasonable legal expenses) would exceed the recoverable amount; or (2) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a) (13) or Section 411 (a) of the Internal Revenue Code. .

Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Effective as of November 9, 2023.